Exhibit 10.1

Addendum to the employment letter
Effective February 1, 2013

Defined Contribution Supplemental Executive Retirement Plan
(“DC SERP”)

1.
Molson Coors Canada (“Molson”) provides a registered defined contribution pension plan to its salaried employees, the Molson Canada Pension Plan for Salaried Employees (the “Registered Plan”). Contributions under the Registered Plan are subject to the Income Tax Act (Canada) limits.

2.
Molson also provides an unregistered defined contribution pension plan to its salaried employees (the “Unregistered Plan”) for the portion of the employer contributions under the Registered Plan provisions which would not otherwise be made, due to the limits imposed by the Income Tax Act (Canada).

3.
In addition, Molson shall provide you a complementary arrangement (the “DC SERP”) where notional allocations are made to a notional individual account maintained by Molson in your name (the “Supplemental Account”).

4.
You shall become entitled to benefits under the DC SERP from the date you became a member of the Registered Plan. You shall accrue benefits under the DC SERP as long as you remain a member of the Registered Plan.

5.
In respect of each month during which you accrued benefits under the DC SERP, Molson shall make a notional allocation to your Supplemental Account in an amount equal to 16% of your monthly earnings, less what Molson contributed in your respect to the Registered DC Plan during such month.

For the purposes of the DC SERP, earnings shall mean salary and cash payments under the short-term incentive program, but excludes compensation paid in lieu of unused vacation and payments under the long-term incentive program.

6.	The amount of notional allocations shall not be taken into account for the calculation of any other benefits, bonuses or other advantages paid by Molson.

7.
For the purposes of calculating notional investment income under your Supplemental Account, the notional allocations made by Molson to your Supplemental Account shall be credited with a rate of return corresponding to the rate of return of your Registered DC Plan. The monthly allocation should be assumed to be made at the end of each month.

8.
If you retire or if your employment with Molson terminates for any other reason than termination for cause, you shall be entitled to receive the notional balance of your Supplemental Account within 60 days after your retirement or termination date.

9.
If you die prior to receiving any benefit under the DC SERP, your beneficiary, as defined under the Registered Plan, shall be entitled to receive the notional balance of your Supplemental Account within 60 days after the date of death.

10.	For greater certainty, the amount payable under the DC SERP shall not include any tax adjustment or gross-up.

11.
Molson shall provide you with an annual statement providing information on your Supplemental Account, including activity during the calendar year preceding the date of issuance of such statement, notional allocations made pursuant to paragraph 5 hereof and notional investment income allocated in accordance with paragraph 7 hereof.

/s/ Stewart Glendinning	07/22/2013
Stewart Glendinning President and CEO, MCBC Canada	DATE

/s/ E. Lee Reichert	07/22/2013
E. Lee Reichert Deputy General Counsel and Assistant Secretary, Molson Coors	DATE

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